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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                     (Unaudited)
                                                                   Six Months Ended
                                                               -----------------------
                                                               August 27,   August 28,
                                                                  2005         2004
                                                               ----------   ----------
                                                                (Dollars in thousands)
Earnings:
   Income before income taxes                                  $  162,180   $  169,358
   Add:
      Interest on indebtedness                                     15,270        8,055
      Equity income, net of distributions                             205          908
      Minority losses                                               1,264        1,518
      Portion of rents representative of the interest factor          629          657
      Amortization of capitalized interest                            397          335
                                                               ----------   ----------
         Earnings available for fixed charges                  $  179,945   $  180,831
                                                               ==========   ==========

Fixed charges:
      Interest on indebtedness                                     15,270        8,055
      Portion of rents representative of the interest factor          629          657
      Capitalized interest                                             --          320
                                                               ----------   ----------
         Total fixed charges                                   $   15,899   $    9,032
                                                               ==========   ==========


            Ratio of earnings to fixed charges                      11.32        20.02
                                                               ==========   ==========
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